EXHIBIT 11.1

CPI Corp.
Computation of Per Common Share Income - Diluted
(Unaudited)

in thousands, except share and per share data	12 Weeks Ended		24 Weeks Ended
	July 23, 2011	July 24, 2010	July 23, 2011	July 24, 2010
Diluted:
Net (loss) income applicable to common shares	$(6,244)	$(1,817)	$(5,497)	$4,723

Shares:
Weighted average number of common shares outstanding	9,137,484	9,452,312	9,114,957	9,377,597
Dilutive effect of exercise of certain stock options	- *	- **	- ***	907
Less: Treasury stock - weighted average	(2,097,043)	(2,133,566)	(2,098,666)	(2,129,186)

Weighted average number of common and common
equivalent shares outstanding	7,040,441	7,318,746	7,016,291	7,249,318

Net (loss) income per common and common equivalent shares	$(0.89)	$(0.25)	$(0.78)	$0.65

*	The effect of stock options in the amount of 1,076 shares was not considered as the effect was antidilutive.

**	The effect of stock options in the amount of 103,016 shares was not considered as the effect was antidilutive.

***	The effect of stock options in the amount of 2,660 shares was not considered as the effect was antidilutive.